UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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COMMUNITY HEALTHCARE TRUST INCORPORATED
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For the Annual Meeting of Stockholders to be Held on May 30, 2017

Re:                             Proposal 1: Election of Directors
                                                Proposal 2: Amendment No. 2 to 2014 Incentive Plan

May 22, 2017

Dear Stockholders:

On May 16, 2017, Institutional Shareholder Services (“ISS”) provided a proxy analysis of Community Healthcare Trust Incorporated (the “Company” or “CHCT”) in connection with its annual stockholder meeting to be held on May 30, 2017.  ISS recommended that CHCT’s stockholders (i) withhold votes for Alan Gardner, Robert Z. Hensley and Lawrence Van Horn, the three members of the nominating and governance committee, and (ii) vote against Proposal 2 (the “Proposal”) to amend the 2014 Incentive Plan (the “Plan Amendment”).

ISS is factually incorrect in its assertion that the three directors for which it is recommending a withhold vote implemented a supermajority voting requirement prior to CHCT’s Initial Public Offering (“IPO”) both because no such provision was approved by the Company’s Board of Directors at the time of the IPO or after the IPO and because these directors did not become directors until after CHCT’s IPO so it was impossible for them to have approved such a provision.

ISS is factually incorrect in its analysis of both shares available under the 2014 Incentive Plan and Shareholder Value Transfer.  The purpose of the Plan Amendment is to provide for increases in the number of shares of common stock available for grant, award or issuance under the 2014 Incentive Plan in an amount equal to a total of seven percent (7%) of the outstanding common stock of the Company on December 31 of the immediately preceding year.

ISS is factually incorrect to indicate that the CEO’s compensation does not have performance conditions or that there is no clawback provision.  The CEO has taken 100% of his compensation in restricted common stock with 8-year cliff vesting.  He cannot sell, hedge or otherwise realize value for the shares until after 8 years.  100% of the CEO’s compensation is tied to the very long-term value of the stock so 100% of his compensation is performance based over an extended time-period and he can lose 100% of his compensation due to a number of factors.

Shareholders should only follow the ISS recommendation on the Plan Amendment if they DO NOT want CHCT’s executives to take 100% of their compensation in restricted common stock with long-term cliff vesting going forward.

Shareholders that want CHCT’s executives to continue to take 100% of their compensation in restricted common stock with long-term cliff vesting should vote “FOR” the Plan Amendment.

We respectfully, but strongly, disagree with the conclusions of ISS and urge our stockholders to vote “FOR” the election of all of the directors and “FOR” the Plan Amendment.

Proposal 1 — Election of Directors

With respect to ISS’s recommendation to withhold votes for three of our directors who are members of the nominating and governance committee, ISS is factually incorrect regarding amendments to the Company’s charter.

Specifically, the ISS Report provides:

A new charter provision was implemented at the time of the company’s IPO on May 27, 2015 which falls short of what many investors would consider best governance practice. This provision includes a supermajority vote requirement to amend certain provisions of the charter. This provision was adopted by the board and disclosed to potential investors prior to the purchase of shares in the IPO.

ISS may recommend withholding votes on directors if the board amends the company’s charter or bylaws in a manner that materially diminishes shareholders’ rights without seeking shareholder approval of the amendments. In the case of an IPO, this includes changes made shortly before, or on the date of, the IPO. In this case, the company first disclosed the amendments to the charter and bylaws it intended to put in place at the IPO in a Form S-11/A statement filed on May 6, 2015 (21 days before the IPO).

The supermajority vote requirement to amend certain provisions of the charter is particularly egregious as it could lock in provisions that may not be in shareholders’ best interests, including the adverse provisions put in place at the IPO, and may prevent future shareholders from effecting change. As the company’s stock ownership structure evolves and the shares are more dispersedly held by institutional investors, the supermajority vote requirement will inhibit shareholders’ ability to amend the charter to adopt a more shareholder-friendly governance structure.

The board’s adoption of a supermajority vote requirement to enact certain changes to the charter is not in the best interests of shareholders. The company has not offered a compelling rationale for adopting the adverse provision, nor has it disclosed any outreach to shareholders on this provision. Further, the adverse provision has not been reversed nor is it subject to a sunset provision.

However, the Company did not amend any provision of its charter before or after the IPO to provide for additional provisions that require supermajority approval by the stockholders.  There are only two supermajority approval provisions in the Company’s charter — a supermajority is required to remove a director for cause, and a supermajority is required to amend the provision requiring supermajority approval for the removal of a director for cause.  Those provisions have always been in the charter.

The provision in the charter that CHCT amended prior to the IPO, and which was filed with CHCT’s Form S-11/A on May 6, 2015, stated that CHCT is prohibited from electing to be subject to Subtitle 8 of the MGCL (unsolicited takeover provision) unless such election is approved by a majority of the shareholders entitled to vote generally in the election of directors.  This amendment was specifically for the benefit of our stockholders — it gives them a vote if CHCT attempts to implement takeover provisions.

Also, it was impossible for these directors to have voted for such a charter amendment — as they were not directors until after the IPO.

Proposal 2 — The Plan Amendment

The ISS analysis is factually incorrect since it indicates the proposed amendment would increase the 2014 Incentive Plan authorized shares by 904,764. The Proposal would allow the Company to increase authorized shares by 383,411 to a total authorized number of shares of 909,193 for 2017.

ISS’s calculation of shares remaining under the “prior plan” is also incorrect. The ISS calculation includes 500,000 shares authorized for the Company’s executives to utilize their compensation to purchase shares at fair market value. These shares are not available to be used as a stock grant or award.

The chart below illustrates the request:

	Correct Calculation	ISS Calculation
The Plan Amendment
Shares outstanding at 12/31/2016	12,988,482
	7%
New requested share authorization	909,193
Previous shares authorized	525,782
New share request	383,411	904,764

Previous shares authorized	525,782	525,782
Shares granted	419,070	302,299
Alignment of interest shares authorized	—	500,000
Shares remaining under prior plan	106,712	723,483

ISS’s report calculates Plan Cost at 1,930,546 shares or 14.74% of outstanding shares. ISS cites its own benchmark for Shareholder Value Transfer at 17.41%.

The chart below shows that the correct calculation of the Company’s total request of 909,193 shares is substantially less than the ISS benchmark.

Shareholder Value Transfer Analysis	Correct Calculation	ISS Calculation	ISS Benchmark
New shares	383,411	904,764
Available shares remaining	106,712	723,483
New + available shares	490,123	1,628,247
Plan Amendment SVT	3.74%	12.43%	11.44%
New shares	383,411	904,764
Available shares remaining	106,712	723,483
Outstanding grants	419,070	302,299
Total potential plan shares	909,193	1,930,546
Total Plan SVT	6.94%	14.74%	17.41%

The correct Shareholder Value Transfer is less than 40% of ISS’s benchmark in both calculations.

In addition, ISS is factually incorrect in its report discussing CHCT’s Corporate Compensation Profile.

1)             ISS, in its peer comparison, values compensation taken in the form of restricted common stock with 8-year cliff-vesting with risk of forfeiture the same as compensation taken in cash.  Based on our conversations, we believe our stockholders greatly prefer and highly value the Company’s executives taking 100% of their compensation in restricted common stock with a long restriction period.

2)             ISS believes that 0% of CHCT compensation is performance-based. However, CHCT believes that 100% of all Named Executive Officers is performance-based since 100% of compensation value is based on the stock performance over a long period of time.

3)             ISS believes that CHCT does not have a “clawback policy”. However, CHCT believes an 8-year cliff-vesting period with 100% forfeiture if an executive is dismissed for cause is more punitive than any “clawback” provision.

The Company does not believe that ISS gave sufficient consideration, or value, to the fact that in the event our stockholders do not approve the Plan Amendment, CHCT will be limited in its ability to issue restricted stock as compensation and instead, the executives will have to take compensation in cash.

Shareholders should only follow the ISS recommendation on the Plan Amendment if they DO NOT want CHCT’s executives to take 100% of their compensation in restricted common stock with long-term cliff vesting going forward.

Shareholders that want CHCT’s executives to continue to take 100% of their compensation in restricted common stock with long-term cliff vesting should vote “FOR” the Plan Amendment.

Please review the disclosure in our proxy statement and the material in this letter carefully.  We believe that you will conclude our directors are extremely qualified and that the Plan Amendment is reasonable and appropriate.

We ask that you vote “FOR” the election of all of our directors and “FOR” the Plan Amendment.

Sincerely,

Community Healthcare Trust Incorporated

Timothy G. Wallace
President

We appreciate your time and consideration on these matters and ask that you vote “FOR” the election of all of the directors and “FOR” Proposal 2: Amendment No. 2 to the 2014 Incentive Plan.

FORWARD-LOOKING STATEMENTS

Certain statements in this letter are forward-looking statements and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to known and unknown risks and uncertainties, many of which the Company cannot predict. Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, the Company can give no assurance that such expectations will be achieved. The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements. See also the information contained in the Company’s reports filed or to be filed from time to time with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.